PROMISSORY NOTE
                                  (Demand Note)

$156,210                                                            May 23, 2005

FOR VALUE RECEIVED, ACCUPOLL HOLDING CORP., a Nevada corporation ("Maker"), hereby promises to pay to Philip G. Trubey ("Payee"), the principal sum of One Hundred Fifty Six Thousand, Two Hundred and Ten and 00/100 Dollars ($156,210.00) (the "Principal Amount"), plus interest in arrears on the unpaid Principal Amount from and after the date hereof, at the Interest Rate (as such term is defined below), subject to and in accordance with the following:

            1. Due on Demand. Payee may, by delivering a written demand notice to Maker, demand payment of all or any portion of the Principal Amount of this Note and/or accrued but unpaid interest at any time after the date hereof until May 23, 2007 (the "Maturity Date") at which time the Principal Amount and all accrued but unpaid interest shall be due in full. Any amounts demanded by Payee prior to the Maturity Date, if any, shall be due and payable within 30 days of receipt by Maker of the written demand notice.

            2. Interest Rate. The "Interest Rate" on the unpaid principal balance shall be Ten Percent (10.00%) per annum. Interest hereon shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

            3. Manner of Payment. All payments of principal and interest on this Note shall be made by check or cash at such place in the United States of America as Payee shall designate to Maker in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of California. All payments shall be first applied to the payment of accrued interest due under this Note, and then to the Principal Amount then remaining unpaid.

            4. Prepayment. Maker may, without premium or penalty, at any time, prepay all or any portion of the outstanding principal balance due under this Note. Any prepayment shall be accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

            5. Remedies. If any required principal and/or interest payment is not made by Maker to Payee within 30 days of demand by Payee or by the Maturity Date, Payee may exercise any and all rights and remedies available to Payee under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.

            6. Waivers. Maker hereby waives delinquency in collection, demand for payment, presentment for payment, protest, notice of protest and notice of dishonor.

            7. No Action. Payee shall not commence or join with any other creditor of Maker to commence any bankruptcy, insolvency, reorganization or other similar proceeding against Maker.


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            8. Miscellaneous. This Note (i) shall be interpreted and enforced in accordance with the laws of the State of California, and shall be deemed to have been executed and delivered in the State of California, (ii) may amended only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought, (iii) shall be binding upon and inure to the benefit of the parties hereto, and their respective permitted successors and assigns and (iv) may not be transferred or assigned by operation of law or otherwise by Payee without Maker's prior written consent.

            IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

MAKER:                                          PAYEE:

ACCUPOLL HOLDING CORP.                          AGREED TO AND ACKNOWLEDGED
A NEVADA CORPORATION                            BY PAYEE THIS  23 DAY
                                                OF May 2005


--------------------------------                --------------------------------
By:                                             Philip G. Trubey
    ----------------------------


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